Exhibit 16.1
FEDERATED MUNICIPAL SECURITIES INCOME TRUST
UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Municipal Securities Income Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Fifth Third Michigan Municipal Bond Fund and Fifth Third Ohio Municipal Bond Fund, portfolios of Fifth Third Funds, into Federated Michigan Intermediate Municipal Trust and Federated Ohio Municipal Income Fund, portfolios of the Trust, respectively.

WITNESS the due execution hereof this 15th day of August, 2008.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden
Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr. /S/ John T. Conroy, Jr.	John E. Murray, Jr. /S/ John E. Murray, Jr.
Nicholas P. Constantakis /S/ Nicholas P. Constantakis	R. James Nicholson /S/ R. James Nicholson
John F. Cunningham /S/ John F. Cunningham	Thomas M. O’Neill /S/ Thomas M. O’Neill
J. Christopher Donahue /S/ J. Christopher Donahue	Marjorie P. Smuts /S/ Marjorie P. Smuts
John S. Walsh /S/ John S. Walsh	James F. Will /S/ James F. Will